                                                      ------------------------
                                                            OMB APPROVAL
                                                      ------------------------
                                                      OMB Number     3235-0145
                                                      Expires: August 31, 1999
                                                      Estimated average burden
                                                      hours per response 14.90
                                                      ------------------------

                         UNITED STATES SECURITIES
                         AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                          (Amendment No. ______)*


                           Connetics Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 208192104
                     ----------------------------------
                              (CUSIP Number)

                               November 20, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /x/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 2 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          New Enterprise Associates VIII, Limited Partnership
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
-------------------------------------------------------------------------------

                               Page 2 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 3 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NEA Partners VIII, Limited Partnership
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
-------------------------------------------------------------------------------

                               Page 3 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 4 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NEA Presidents' Fund, L.P.
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
-------------------------------------------------------------------------------

                               Page 4 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 5 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NEA General Partners, L.P.
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN
-------------------------------------------------------------------------------

                               Page 5 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 6 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Stewart Alsop II
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,233,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,233,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,233,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.1%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 6 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 7 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Peter J. Barris
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 7 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 8 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Nancy L. Dorman
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 8 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 9 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Ronald H. Kase
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 9 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 10 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          C. Richard Kramlich
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 10 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 11 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Arthur J. Marks
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 11 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 12 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas C. McConnell
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 12 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 13 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Peter T. Morris
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,233,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,233,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,233,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.1%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 13 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 14 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          John M. Nehra
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 14 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 15 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Charles W. Newhall III
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------


                               Page 15 of 28 pages

-------------------------------------------------------------------------------
CUSIP NO. 208192104                 13G                    PAGE 16 OF 28 PAGES
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Mark W. Perry
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                    (a)  /   /
          OF A GROUP (SEE INSTRUCTIONS)                            (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------

                             5.     SOLE VOTING POWER
         NUMBER OF
          SHARES                    0
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6.     SHARED VOTING POWER
          EACH
        REPORTING                   1,248,750
         PERSON              --------------------------------------------------
          WITH               7.     SOLE DISPOSITIVE POWER

                                    0
                             --------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,248,750
-------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,248,750
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (SEE INSTRUCTIONS)     / /

-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.2%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
-------------------------------------------------------------------------------

                               Page 16 of 28 pages

ITEM 1(a).  NAME OF ISSUER: Connetics Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            3400 West Bayshore Road, Palo Alto, CA 94303.

ITEM 2(a). NAMES OF PERSONS FILING: New Enterprise Associates VIII, Limited Partnership ("NEA VIII") and NEA Presidents' Fund, L.P. ("Presidents") (collectively, the "Funds"); NEA Partners VIII, Limited Partnership ("NEA Partners VIII), which is the sole general partner of NEA VIII and NEA General Partners L.P. ("Presidents Partners"), which is the sole general partner of Presidents (collectively, the "GPLPs"); and Steward Alsop II ("Alsop"), Peter J. Barris ("Barris"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall") and Mark W. Perry ("Perry") (the "General Partners"). All of the General Partners are individual general partners of NEA Partners VIII. All of the General Partners except Alsop and Morris are individual general partners of Presidents Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of NEA VIII, NEA Partners VIII, Presidents, Presidents Partners, Alsop, Barris, Dorman, Marks, Morris, Nehra, Newhall and Perry is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 2(c). CITIZENSHIP: Each of NEA VIII, NEA Partners VIII, NEA VII, Presidents and Presidents Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value ("Common Stock").

ITEM 2(e).  CUSIP NUMBER: 208192104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [  ] Broker or Dealer registered under Section 15 of the
                     Securities Exchange Act of 1934 (the "Act").

            (b) [  ] Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ] Insurance Company as defined in Section 3(a)(19) of the
                     Act.

            (d) [  ] Investment Company registered under Section 8 of the
                     Investment Company Act of 1940.

            (e) [  ] Investment Adviser in accordance with Section
                     240.13d-1(b)(1)(ii)(E).


                               Page 17 of 28 pages

            (f) [  ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

            (g) [  ] A Parent Holding Company, in accordance with Section
                     240.13d-1(b)(1)(ii)(G).

            (h) [  ] A savings association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act.

            (i) [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

            (j) [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

            None of the above.

ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: NEA VIII is the record owner of
                1,233,750 shares of Common Stock (the "NEA VIII Shares") as of December 31, 1998. Presidents is the record owner of 15,000 shares of Common Stock (the "Presidents Shares") as of December 31, 1998. As the sole general partner of NEA VIII, NEA Partners VIII may be deemed to own beneficially the NEA VIII Shares. As the sole general partner of Presidents, Presidents Partners may be deemed to own beneficially the Presidents Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA VIII Shares and the Presidents Shares, for an aggregate of 1,248,750 shares (the "Record Shares"). As general partners of the Funds, each GPLP may also be deemed to own beneficially the Record Shares. As individual general partners of NEA Partners VIII and Presidents Partners, the sole general partners of NEA VIII and Presidents, respectively, each General Partner except Alsop and Morris may be deemed to own beneficially the Record Shares. As individual general partners of NEA Partners VIII, the sole general partner of NEA VIII, Alsop and Morris may be deemed to own beneficially the NEA VIII Shares.

            (b) Percent of Class: Each Reporting Person except Alsop and
                Morris: 7.2%. Each of Alsop and Morris: 7.1%. The foregoing percentage is calculated based on the 17,276,793 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Connetics Corporation for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-13(d)(1).

            (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.


                (ii) shared power to vote or to direct the vote: 1,248,750 shares for each Reporting Person except Alsop and Morris. 1,233,750 shares for each of Alsop and Morris.


                               Page 18 of 28 pages

               (iii) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

                (iv) shared power to dispose or to direct the disposition of: 1,248,750 shares for each Reporting Person except Alsop and Morris. 1,233,750 shares for each of Alsop and Morris.

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 19 of 28 pages

                                  SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1999


NEW ENTERPRISE ASSOCIATES VIII, LIMITED PARTNERSHIP


By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VIII, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA PRESIDENTS' FUND, L.P.

By:   NEA GENERAL PARTNERS L.P.


By:                    *
   --------------------------------------------------
   Charles W. Newhall III
   General Partner


NEA PRESIDENTS' FUND, L.P.

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                  *
---------------------------------------
Stewart Alsop II

                  *
---------------------------------------
Peter J. Barris


                               Page 20 of 28 pages

                    *
-----------------------------------------------
Ronald Kase


                    *
-----------------------------------------------
John M. Nehra


                    *
-----------------------------------------------
C. Richard Kramlich


                    *
-----------------------------------------------
Arthur J. Marks


                    *
-----------------------------------------------
Thomas C. McConnell


                    *
-----------------------------------------------
Peter J. Morris


                    *
-----------------------------------------------
Charles W. Newhall III


                    *
-----------------------------------------------
Mark W. Perry



                                   *By:   /s/ NANCY L. DORMAN
                                        -------------------------------------
                                        Nancy L. Dorman, in her individual
                                        capacity and as Attorney-in-Fact

-----------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc. and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 21 of 28 pages

                                                                     EXHIBIT 1
                                  AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Connetics Corporation.

    EXECUTED as a sealed instrument this 10th day of February, 1999


NEW ENTERPRISE ASSOCIATES VIII, LIMITED PARTNERSHIP

By:   NEA PARTNERS VI, LIMITED PARTNERSHIP

      By:               *
          ------------------------------------------
          Charles W. Newhall III
          General Partner


NEA PARTNERS VIII, LIMITED PARTNERSHIP

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA PRESIDENTS FUND L.P.

By:   NEA GENERAL PARTNERS, L.P.

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


NEA PRESIDENTS' FUND L.P.

By:                     *
    ------------------------------------------------
    Charles W. Newhall III
    General Partner


                *
-------------------------------------
Stewart Alsop II


                               Page 22 of 28 pages

                    *
-----------------------------------------------
Peter J. Barris


                    *
-----------------------------------------------
Ronald Kase


                    *
-----------------------------------------------
John M. Nehra


                    *
-----------------------------------------------
C. Richard Kramlich


                    *
-----------------------------------------------
Arthur J. Marks


                    *
-----------------------------------------------
Thomas C. McConnell


                    *
-----------------------------------------------
Peter T. Morris


                    *
-----------------------------------------------
Charles W. Newhall III


                    *
-----------------------------------------------
Mark W. Perry




                                   *By:   /s/ NANCY L. DORMAN
                                        -------------------------------------
                                        Nancy L. Dorman, in her individual
                                        capacity and as Attorney-in-Fact

-----------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc., on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., and on February 16, 1999 in connection with a Schedule 13G for Applied Imaging Corp., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 23 of 28 pages

                                                                 Exhibit 2

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                       /s/ RAYMOND L. BANK
                                       ------------------------------
                                       Raymond L. Bank

                                       /s/ THOMAS R. BARUCH
                                       ------------------------------
                                       Thomas R. Baruch

                                       /s/ CORNELIUS C. BOND, Jr.
                                       ------------------------------
                                       Cornelius C. Bond, Jr.

                                       /s/ FRANK A. BONSAL, Jr.
                                       ------------------------------
                                       Frank A. Bonsal, Jr.

                                       /s/ JAMES A. COLE
                                       ------------------------------
                                       James A. Cole


                               Page 24 of 28 pages

                                       /s/ NANCY L. DORMAN
                                       ------------------------------
                                       Nancy L. Dorman

                                       /s/ NEAL M. DOUGLAS
                                       ------------------------------
                                       Neal M. Douglas

                                       /s/ JOHN W. GLYNN, JR.
                                       ------------------------------
                                       John W. Glynn, Jr.

                                       /s/ CURRAN W. HARVEY
                                       ------------------------------
                                       Curran W. Harvey

                                       /s/ RONALD KASE
                                       ------------------------------
                                       Ronald Kase

                                       /s/ C. RICHARD KRAMLICH
                                       ------------------------------
                                       C. Richard Kramlich

                                       /s/ ROBERT F. KUHLING
                                       ------------------------------
                                       Robert F. Kuhling

                                       /s/ ARTHUR J. MARKS
                                       ------------------------------
                                       Arthur J. Marks

                                       /s/ THOMAS C. MCCONNELL
                                       ------------------------------
                                       Thomas C. McConnell

                                       /s/ DONALD L. MURFIN
                                       ------------------------------
                                       Donald L. Murfin

                                       /s/ H. LELAND MURPHY
                                       ------------------------------
                                       H. Leland Murphy


                               Page 25 of 28 pages

                                       /s/ JOHN M. NEHRA
                                       ------------------------------
                                       John M. Nehra

                                       /s/ CHARLES W. NEWHALL III
                                       ------------------------------
                                       Charles W. Newhall III

                                       /s/ TERRY L. OPDENDYK
                                       ------------------------------
                                       Terry L. Opdendyk

                                       /s/ BARBARA J. PERRIER
                                       ------------------------------
                                       Barbara J. Perrier

                                       /s/ C. VINCENT PROTHRO
                                       ------------------------------
                                       C. Vincent Prothro

                                       /s/ C. WOODROW REA, JR.
                                       ------------------------------
                                       C. Woodrow Rea, Jr.

                                       /s/ HOWARD D. WOLFE, JR.
                                       ------------------------------
                                       Howard D. Wolfe, Jr.

                                       /s/ NORA M. ZIETZ
                                       ------------------------------
                                       Nora M. Zietz


                               Page 26 of 28 pages

                             POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.


                                       /s/ PETER J. BARRIS
                                       ---------------------------------
                                       Peter J. Barris


                                       /s/ DEBRA E. KING
                                       ---------------------------------
                                       Debra E. King


                                       /s/ PETER T. MORRIS
                                       ---------------------------------
                                       Peter T. Morris


                                       /s/ HUGH Y. RIENHOFF, JR.
                                       ---------------------------------
                                       Hugh Y. Rienhoff, Jr.


                                       /s/ ALEXANDER SLUSKY
                                       ---------------------------------
                                       Alexander Slusky


                                       /s/ LOUIS B. VAN DYCK
                                       ---------------------------------
                                       Louis B. Van Dyck


                               Page 27 of 28 pages

                             POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

   IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1999.


                                       /s/ Mark W. Perry
                                       ---------------------------------
                                       Mark W. Perry


                                       /s/ Stewart Alsop II
                                       ---------------------------------
                                       Stewart Alsop II


                               Page 28 of 28 pages